                                                                EXHIBIT 20

        AMENDMENT TO ALLIED LIFE FINANCIAL CORPORATION EMPLOYEE STOCK
                                OWNERSHIP PLAN




                                 June 2, 1998


                WHEREAS, Nationwide Mutual Insurance Company ("Nationwide") announced a tender offer to purchase all outstanding shares of the ALLIED Group, Inc. Common Stock, with the expectation that ALLIED Life Financial Corporation (the "Company") will ultimately be merged with Nationwide in a Change in Control;

                WHEREAS, the Company believes that current employees should be rewarded for their continued and long service to the Company;

                WHEREAS, the Company recognizes the need to retain current employees until the Nationwide tender offer is resolved;

                BE IT RESOLVED, that the ALLIED Life Financial Corporation Employee Stock Ownership Plan shall be amended as set forth in the attached Second Amendment to the Plan.

                             Second Amendment to

       The ALLIED Life Financial Corporation Employee Stock Ownership

                                Plan ("Plan")



         By virtue and in exercise of the amending power reserved to ALLIED Life Financial Corporation (the "Company") pursuant to subsection 12.1 of the Plan, and pursuant to resolutions to amend adopted June 2, 1998, the Plan is hereby amended as set forth below, effective as of June 2, 1998.

         1. Section 1 shall be amended by inserting a new subsection 1.15 and amending the old subsection 1.15 to be subsection 1.16:

         1.15 Change in Control

         A "Change in Control" shall be deemed to have occurred upon the first to occur of the following:

         (i)  Any person or entity, including a "group" as defined in
              Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), other than the Company, a subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the direct or indirect beneficial owner of the Company's securities having 20 percent or more of the combined voting power of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business and other than ALLIED Mutual Insurance Company so long as no change in control of ALLIED Mutual within the meaning of Iowa Code Section 521A has occurred); or

                (ii) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than 80% of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transactions; or

               (iii) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was (a) approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period or (b) was made pursuant to the Stock Rights Agreement between the Company and ALLIED Mutual.

               2. Section 6 shall be amended by adding at the end thereof a new subsection 6.11 to read as follows:

               6.11   Allocation in the Event of a Change in Control.

               Notwithstanding anything herein to the contrary, in the event of a Change in Control, the Employer shall make an Employer Contribution in the form of cash on the date of the Change in Control which shall be allocated as of the date of the Change in Control to all Participants who are eligible Participants as of such date (including each employee who has satisfied the requirements of subsection 2.1 as of the date of the Change in Control). The Contribution shall be equal in value to the Minimum Required Allocation Amount for the Plan Year in which the Change in Control occurs calculated in accordance with subsection 6.4(a), except as set forth herein.

(a) For purposes of this subsection 6.11, Years of Service shall have the meaning provided in subsection 3.3 and shall be determined as of the date of the Change in Control; provided, however, that if an eligible Participant incurs five consecutive One Year Periods of Severance, then his number of Years of Service, if any, accrued prior to such break shall be disregarded for purposes of this subsection.


(b) For purposes of this subsection 6.11, Compensation shall have the meaning provided in subsection 6.6, except that the Participant's Compensation for the Plan Year to the date of the Change in Control shall be annualized from that date for the remainder of the Plan Year.

(c) For purposes of this subsection 6.11, the term "eligible Participant" shall mean any Participant who is employed by an Employer during the Plan Year in which the Change in Control occurs exclusively on a regular full time basis, and is employed by an Employer or a Related Company on the date of Change in Control. The term "eligible Participant" also includes any Participant who died or retired (within meaning of paragraphs(a), (b), (c) or (d) of the subsection 8.3) during the Plan Year in which the Change in Control occurs. Finally, the term "eligible Participant" includes any Participant who is not employed on a regular full time basis during the Plan Year in which the Change in Control occurs, but who satisfies the remaining requirements of this paragraph (c); provided that such Participant completes a period of service during such Plan Year equal to
     (A) times (B), where (A) is 1,000 Hours of Service, and (B) is a fraction, the numerator of which is the number of days in the Plan Year to the date of Change in Control and the denominator of which is 365.

          3. Section 8.2 shall be amended by adding at the end thereof the following:

          Finally, each Participant who is employed by an Employer or a Related Company as of the date of a Change in Control shall be fully vested in his Account as of such date.


          4. Section 1.2 shall be amended by replacing the word "and" after the term "8.3" with a comma and inserting after the term "6.7," the following:
"and eligible Participant under subsection 6.11,".

          5. Appendix A shall be amended by inserting after the term "Board of Directors" the following: "1.15 -- Change in Control".